Exhibit 10.22

SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between ProActive Capital Resources Group LLC, dba PCG Advisory Group (the “Consultant”) and Arkados Group, Inc., located at 211 Warren Street, Suite 320, Newark, NJ 07103 (the “Client”) on May 22nd, 2017.

W I T N E S S E T H:

WHEREAS, the Consultant, a Delaware LLC, located at 535 Fifth Avenue, 24th Floor, New York, NY 10017, operates a strategic advisory, investor relations & public relations firm with a publishing website located at www.PCGAdvisory.com (the “Website”); and

WHEREAS, the Client is a publicly-traded company, with shares quoted on the OTC exchange under the symbol AKDS; and;

WHEREAS, the Client desires to utilize the services of the Consultant in connection with its business operations;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

1.	CONSULTANT DUTIES. The Consultant shall provide to the Client certain consulting services (the “Services”) in the areas of capital markets advisory and investor relations as generally outlined in the attached Exhibit entitled “Investor Relations, Strategic Communications & Social Media Strategies Proposal for Arkados”. In performance of these duties, the Consultant shall provide the Client with the benefits of its best judgment and efforts. It is understood and acknowledged by the Parties that the value of the Consultant’s advice is not measurable in any quantitative manner.

1.	TERM. Effective as of the date hereof the Client hereby engages the Consultant to provide to it the Services for a period of six (6) months commencing on May 22nd, 2017 (the Effective Date) and terminating as of the close of business on November 21st, 2017 (the “Term”). After the end of the initial Term, this Agreement shall renew on a month-to-month basis unless the Company cancels services, in writing, at least thirty (30) days prior to the end of the current Term.

2.	FEES. As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term, the Client shall pay the following Fees (the “Fees”):

a.	For months 1-3 (May 22 – August 21), Client shall pay to the Consultant cash compensation (the “Cash Fee”) of three thousand seven hundred fifty dollars ($3,750.00) per month, due upon invoice, with the first payment due upon signing.

b.	For months 4-6 (August 22 – November 21), Client shall pay to the Consultant cash compensation (the “Cash Fee”) of six thousand five hundred dollars ($6,500.00) per month, due upon presentation of invoice.

c.	Client shall issue to the Consultant common stock compensation (the “Stock Fee”), restricted under Rule 144, of 60,000 common shares, due and earned upon signing.

d.	Cash Fee payments can be made either by check or wire, as per below:

ProActive Capital Resources Group
Dba PCG Advisory Group
JPMorgan Chase NY, NY
ABA # 021000021
A/C #113595020

e.	The Shares constitute a commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its resources to Company’s account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date.

f.	Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

g.

Company agrees to timely take all action(s) necessary to clear the Shares of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense, (iii) delivering any additional documentation that may be required by Consultant, its broker or the transfer agent in connection with the legend removal request, including Rule 144 company representation letters, resolutions of the Board of Directors evidencing proper issuance of the Shares, etc., and (iv) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Shares of restriction as soon as possible.

h.	Stock Fee payments shall be made out to the following:

ProActive Capital Resources Group, LLC.
535 Fifth Avenue, 24th Floor

New York, NY 10017

TIN# 26-2955025

3.	CLIENT DUTIES. The Client agrees to the following:

a.	The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and

b.	The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

4.	CONFIDENTIALITY. Each party agrees to hold private and confidential all confidential information of the other party and neither party, without the prior written consent of the other, shall divulge, disseminate, communicate or otherwise disclose any confidential or proprietary information of the other party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain. For the avoidance of doubt, the parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith.

5.	INDEMNIFICATION. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorney’s fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party’s rights or the performance or observance of the indemnifying party’s obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

6.	CLIENT REPRESENTATIONS & WARRANTIES. The Client hereby represents and warrants to the Consultant that his Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

7.	CONSULTANT REPRESENTATIONS & WARRANTIES. The Consultant hereby represents and warrants to the Client that his Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

8.	RELATIONSHIP AMONG THE PARTIES. Nothing contained in this Agreement shall be construed to (i) constitute the Parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Client; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Client in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Client and the Consultant agree that the relationship among the Parties shall be that of independent contractor.

9.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties. Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party.

10.	NON-SOLICITATION. During the Term of this Agreement and for twenty-four (24) months after any termination of this Agreement, Client will not, without prior written consent of Consultant, either directly or indirectly, on Client’s behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by Consultant currently or during the previous twelve (12) months, any third party or consultant engaged by Consultant, or any customer of Consultant.

11.	JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. The parties agree that any dispute arising out of or in relation to this contract shall be resolved by arbitration and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be carried out using one of the following arbitration services: “JAMS, AAA, or NAM”, using one arbitrator. The party demanding arbitration shall have the choice of one the three arbitration services named herein. The Consultant shall be entitled to attorneys’ fees and costs of bringing any action for unpaid fees or consideration

12.	SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

13.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.	NOTICES, PAYMENTS. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

15.	FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.	ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the Parties.

17.	COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed (or e-mailed) to another the Parties agree that a faxed (or e-mailed) signature shall be binding upon the Parties to this Agreement as though the signature was an original.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

ProActive Capital Resources Group, LLC
DBA PCG Advisory Group

By:	/s/ Jeffrey S. Ramson
Name: Jeffrey S. Ramson
Title: Chief Executive Officer

Arkados Group, Inc.

By:	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: CEO

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